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                                                                     EXHIBIT 4.3

                          INTERNET EXTRA CORPORATION
                          WARRANT PURCHASE AGREEMENT

     This Agreement is made and entered into as of January 11, 1999 by Internet Extra Corporation, a California corporation (the "Company"), and Timothy Favia (the "Purchaser").

     1.   Issuance of Warrant.
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          1.1  In consideration for the agreed upon terms and conditions to be met by the Purchaser, the sufficiency of which is hereby acknowledged, the Company shall issue to the Purchaser a Common Stock Warrant ("Warrant") in the form attached to this agreement as Exhibit A, exercisable for up to 500,000
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shares of Common Stock ("Shares"), at a price of $0.50 per share.  The terms and conditions for exercise of the Warrants are set forth in the Warrant.

     2.   Investment Representations.
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          2.1  The Purchaser represents and warrants to the Company as follows:

               (a) The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire this Warrant and the Shares. The Purchaser is acquiring this Warrant and will acquire the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" for purposes of the Securities Act of 1933, as amended (the "Act").

               (b) The Purchaser understands that this Warrant and the Shares have not been registered under the Act in reliance upon a specific exemption, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission ("SEC"), the statutory basis for such exemption may be unavailable if its representation was predicated solely upon a present intention to hold the Warrant or the Shares for a period of one year or any other fixed period in the future.

               (c) The Purchaser further understands that the Warrant and the Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that the Company is under no obligation to register the Warrant or the Shares. In addition, the Purchaser understands that the Warrant and the Shares will be imprinted with a legend which prohibits the transfer of the Warrant or the Shares unless they are registered or such registration is not required in the opinion of counsel for the Company.

               (d) The Purchaser is aware of the provisions of Rule 144, promulgated under the Act, which in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly from the issuer (or from an affiliate of the issuer), in a non-public offering subject to the satisfaction of certain conditions, including, in case the purchaser has held the securities less than three
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years or is an affiliate of the Company: (1) the resale occurring not less than two years after the party has purchased and paid for the securities to be sold;
(2) the availability of certain public information about the Company; (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said terms are defined under the Securities Exchange Act of 1934); (4) the amount of securities being sold during any three-month period not exceeding certain specified limitations and (5) the filing of a Notice of Sale on Form 144 as appropriate.

               (e) The Purchaser further understands that at the time it wishes to sell the Warrant or the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Purchaser would be precluded from selling the Warrant or Shares under Rule 144 unless (1) a three-year minimum holding period had been satisfied and (2) it was not at the time of sale nor at any time during the three-month period prior to such sale an affiliate of the Company.

               (f) The Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transaction do so at their own risk.

          2.2  Legends.
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               (a)  The Warrant shall be endorsed with the following legend (in addition to any legend required by applicable state securities laws):

THE RIGHTS TO ACQUIRE SHARES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SALE OR DISPOSITION MAYBE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

               (b) Each certificate representing Shares shall be endorsed with the following legend (in addition to any legend required by applicable state securities laws):

               "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

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The Company need not register a transfer of the Warrant or of Shares unless the conditions specified in the foregoing legend, are satisfied. the Company may also instruct its transfer agent not to register the transfer of the Warrant or any of the Shares unless the conditions specified in the foregoing legends are satisfied.

          2.3  Removal of Legends and Transfer Restrictions.  The legend
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relating to the Act endorsed on the Warrant or a stock certificate pursuant to
Section 2.2 and the stop transfer instructions with respect to the Warrant or the Shares represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the holder of the Warrant or such Shares if such Shares are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available, or if such holder provides to the Company an opinion of counsel for such holder of the Warrant or the Shares reasonably satisfactory to the Company or a no-action letter or interpretive opinion of the staff of the SEC to the effect that a public sale, transfer or assignment of such Shares may be made without registration and without compliance with any restriction such as Rule 144.

     3.   Notices.  All notices and other communications required or permitted
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hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed (a) if to Purchaser, at the address indicated on the signature page or at such other address as Purchaser furnishes in writing to the Company or (b) if to the Company, at 131 Steuart Street, Fourth Floor, San Francisco, California 94105, or at such other address as the Company shall have furnished to the Purchaser in writing.

     4.   Assignment.  The Purchaser shall not assign this Agreement or any
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rights or obligations under it without the prior consent of the Company.
Subject to the foregoing, this Agreement shall bind and benefit the respective parties to this Agreement and their successors and assigns.

     5.   Governing Law.  This Agreement shall be governed in all respects by
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the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

     6.   Waiver.  The waiver of one breach or default shall not constitute the
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waiver of any subsequent breach or default. In case any provision of this
Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     7.   Amendment.  Neither this Agreement nor any provisions hereof may be
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changed, waived, discharged or terminated orally, but only by a signed statement in writing.

     8.   Agreement.  This Agreement constitutes the full and entire
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understanding and agreement between the parties with regard to the subject matter of this Agreement.

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     9.   Counterparts.  This Agreement may be signed in one or more
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counterparts, each of which shall be an original, and all of which together shall be deemed to constitute one instrument.

     10.  Titles and Subtitles.  The titles of the paragraphs and subparagraphs
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of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     11.  California Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH
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ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER
OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION, IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth at the beginning of this Agreement.


                                    INTERNET EXTRA CORPORATION


                                    By: /s/ Gregory R. Raifman
                                        ----------------------------------
                                        Gregory R. Raifman
                                        Chairman & Chief Executive Officer

                                    Dated: January 11, 1999


                                    TIMOTHY FAVIA


                                    By: /s/ Timothy Favia
                                        -----------------------------------

                                    Dated: January 11, 1999

                                    Address for Notices: